EXECUTION COPY

                            SHARE PURCHASE AGREEMENT

                             Dated as of 15 May 2001

                                      among

                               LIZ CLAIBORNE, INC.
                              LIZ CLAIBORNE 2 B.V.
                           LCI ACQUISITION U.S., INC.

                                       and

                                AMEX HOLDING B.V.
                              MOVEMENT TRADING B.V.
                                HOUSEVIEW LIMITED
                     CITICORP CAPITAL INVESTORS EUROPE LTD.
                         CAPITAL INVESTORS NOMINEES LTD.

                                       and

                                  MR R. CHADHA
                                  MR A. ADVANEY
                                   MR S. ARORA
                                    MR H. HO
                                   MR A. MEHTA
                               MR J.A.M. OUWENDIJK

                                       and

                       STICHTING ADMINISTRATIEKANTOOR MEXX

                      relating to the sale and purchase of

                                 MEXX GROUP B.V.

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TABLE OF CONTENTS

CLAUSE 1     - DEFINITIONS....................................................6


CLAUSE 2     - PURCHASE PRICE, PAYMENT AND TRANSACTION STRUCTURE.............12


CLAUSE 3     - TRANSFER OF THE SHARES........................................14


CLAUSE 4     - [INTENTIONALLY DELETED].......................................14


CLAUSE 5     - MANAGEMENT BOARD, SUPERVISORY BOARD...........................14


CLAUSE 6     - ACTIONS PENDING COMPLETION....................................15


CLAUSE 7     - COMPLETION MATTERS............................................16


CLAUSE 8     - REPRESENTATIONS AND WARRANTIES................................17


CLAUSE 9     - SELLERS' LIABILITY FOR BREACHES...............................18


CLAUSE 10    - GUARANTEE.....................................................22


CLAUSE 11    - NON-COMPETITION AND CONFIDENTIALITY...........................23


CLAUSE 12    - CONDITIONS PRECEDENT (OPSCHORTENDE VOORWAARDEN)...............24


CLAUSE 13    - TERMINATION...................................................25


CLAUSE 14    - MISCELLANEOUS.................................................26



SCHEDULES

SCHEDULE 1     Deed of Transfer

SCHEDULE 2     Data Room Index

SCHEDULE 3     Disclosure Letter

SCHEDULE 4     Earn-out Agreement

SCHEDULE 5     Lease Agreement

SCHEDULE 6     LCI Services Agreement

SCHEDULE 7     Representations and Warranties

SCHEDULE 8     Sellers' Allocation Schedule Payment of Basic Purchase Price

SCHEDULE 9     Form Employment Agreements Key Employees

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SCHEDULE 10    List of Tax Loss Carry Forwards

SCHEDULE 11    Commitment Letter



ANNEXES

ANNEX A        Overview of Issued and Outstanding Share Capital of the Company

ANNEX B        List of Affiliate Transactions

ANNEX C        Overview of Depositary Receipts

ANNEX D        List of Group Companies

ANNEX E        Identified Assumed Contracts

ANNEX F        Overview of the Options



ANNEXES TO THE REPRESENTATIONS AND WARRANTIES

ANNEX I        Structure Chart of the Group Companies

ANNEX II       Consolidated Annual Accounts 1998, 1999 and 2000

ANNEX III      Group Companies Financial Projections for 2001 and 2002

ANNEX IV       Facilities Containing Change of Control and Prepayment Penalties



ANNEXES AND SCHEDULES TO THE DISCLOSURE LETTER

ANNEX 1        Disclosures Qualifying Representations and Warranties


SCHEDULE 1     Joint Venture Agreement of IMX India

SCHEDULE 2     Material Terms of Distribution Arrangement with MEXX Canada Ltd.

SCHEDULE 3     Tax Ruling of 11 April 2000 Regarding Retail and Wholesale
               Agreements

SCHEDULE 4     Agreement Regarding MEXX France SA Receivable

SCHEDULE 5     List of Material Leases of Assets

SCHEDULE 6     Material Terms of Proposed Warehouse Financing

SCHEDULE 7     Material Terms of Proposed Bridge Financing

SCHEDULE 8     Schedule of Executive Compensation

SCHEDULE 9     Lease Agreement for MEXX India

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THIS AGREEMENT is made as of 15 May 2001 among:

1. LIZ CLAIBORNE INC., a corporation with limited liability, incorporated and existing under the laws of the State of Delaware, having its corporate seat in New York and its principal office at 1441 Broadway, New York, NY 10018, U.S.A., validly represented by Mr M. Scarpa, hereinafter also referred to as "LIZ";

2. LCI ACQUISITION U.S., Inc., a corporation with limited liability, incorporated and existing under the laws of the State of Delaware, having its corporate seat in New York and its principal office at 1441 Broadway, New York, NY 10018, U.S.A., validly represented by Mr M. Scarpa, and a wholly-owned subsidiary of Liz ("LIZ ACQUISITION US");

3. LIZ CLAIBORNE 2 B.V., a private company with limited liability (B.V.) incorporated and existing under the laws of the Netherlands, having its corporate seat in Amsterdam and its principal office at 1076 EE Frederik Roeskestraat 123, Amsterdam, the Netherlands, validly represented by Mr M. Scarpa, and a wholly-owned subsidiary of Liz Acquisition US ("LIZ CLAIBORNE 2 BV");

the parties referred to in 1, 2 and 3 are hereinafter collectively also referred to as the "PURCHASER"

4. AMEX HOLDING B.V., a private company with limited liability (B.V.), incorporated and existing under the laws of the Netherlands, having its corporate seat in Wassenaar and its principal office at Buurtweg 11, 2244 AA Wassenaar, validly represented by Mr R. Chadha ("AMEX");

5. MOVEMENT TRADING B.V., a private company with limited liability (B.V.), incorporated and existing under the laws of the Netherlands, having its corporate seat in Leiden and its principal office at Smidtswater 15, 2514 BW The Hague, the Netherlands, validly represented by Mr A. Advaney ("Movement");

6. HOUSEVIEW LIMITED, a private company with limited liability, incorporated and existing under the laws of Hong Kong, having its corporate seat in Hong Kong and its principal office at Shield Industrial Centre, 84-92 Chai Wan Kok Street, Tsuen Wan, New Territories, Hong Kong, validly represented by an attorney-in-fact ("HOUSEVIEW");

7. CITICORP CAPITAL INVESTORS EUROPE LIMITED, a corporation incorporated and existing under the laws of the State of Delaware, U.S.A., having its corporate seat in Newcastle and its principal office at Newcastle Corporate Commons, One Penn's Way, Operations 1 Building, Newcastle, Delaware, U.S.A. (hereinafter also referred to as "CCIEL"), validly represented by R. van Rappard;

8. CAPITAL INVESTORS NOMINEES LIMITED, a private company with limited liability, incorporated and existing under the laws of England and Wales, having its corporate seat in London and its principal office at 200 Aldersgate Street, EC1A 4JJ London, England (hereinafter also referred to as "CINL"), validly represented by R. van Rappard;

                                       -4-

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9.   STICHTING ADMINISTRATIEKANTOOR MEXX, a private foundation incorporated under the laws of the Netherlands, having its registered office in Voorschoten and with its principal office at Leidseweg 219, 2253 AE Voorschoten, validly represented by Mr A. Mehta, hereinafter referred to as the "STICHTING MEXX";

10. MR A. MEHTA, a private person living in Wassenaar, the Netherlands, hereinafter "MEHTA";

11. MR S. ARORA, a private person living in Wassenaar, the Netherlands, hereinafter "ARORA";

12. MR J.A.M. OUWENDIJK, a private person living in Wassenaar, the Netherlands, hereinafter "OUWENDIJK";

the entities and private persons referred to in 4 up to and including 12 are hereinafter collectively also referred to as the "SELLERS" and each of them as a "SELLER";

13. MR R. CHADHA, a private person living in Wassenaar, the Netherlands, hereinafter "CHADHA";

14.  MR A. ADVANEY, a private person living in The Hague, hereinafter "ADVANEY";

15.  MR H. HO, a private person living in Hong Kong, hereinafter "HO";

and

16. MEXX GROUP B.V., a private company with limited liability (B.V.), incorporated and existing under the laws of the Netherlands, with its corporate seat in Voorschoten and with its principal office at Leidseweg 219, 2253 AE Voorschoten, validly represented by Mr R. Chadha, hereinafter referred to as "MEXX" or the "COMPANY";

WHEREAS:

(a) the Sellers (directly or indirectly) own all the issued and outstanding ordinary and preference shares in the capital of the Company, their shareholding being in accordance with the overview attached hereto as ANNEX A (hereinafter referred to as the "SHARES");

(b) the Company is the sole owner, directly or indirectly, of the issued and outstanding share capital of each of the companies specified in ANNEX D hereto;

(c) the Company is engaged in the design, marketing, wholesale, retail and licensing of a wide range of fashion and fashion-related products for women, men and children under the various MEXX brands;

(d) Liz has incorporated Liz Acquisition US, a direct wholly-owned subsidiary of Liz organized under the laws of the State of Delaware, and Liz Claiborne 2 BV, a direct wholly-owned subsidiary of Liz Acquisition US incorporated and existing under the laws of the Netherlands, to acquire the Shares from the Sellers on the terms of and subject to the conditions, representations and warranties set forth in this Agreement;

(e) on or prior to the Completion Date, Liz intends to borrow approximately Euro 350 million from a third party lender and then make an equity contribution to Liz Acquisition US from the net pro-

                                       -5-

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     ceeds of such borrowing in an amount sufficient to permit consummation of the transactions contemplated by this Agreement. Euro 293.1 million of such equity contribution will then be loaned (the "PURCHASER SUBSIDIARY LOAN") by Liz Acquisition US to Liz Claiborne 2 BV;

(f) on the Completion Date, the capital stock of MEXX Investment B.V., the sole asset of which is that certain property and building located at Leidseweg 219, 2253 AE Voorschoten, will be sold and transferred to Amex Investment B.V. MEXX Investment B.V. will subsequently lease such property to the Company pursuant to the Lease Agreement;

(g) upon completion of the transactions described in (e) and (f) above, Liz Claiborne 2 BV will acquire 52% of the ordinary Shares in the Company from the Sellers for aggregate consideration of Euro 128.7 million and all of the Company's outstanding preference Shares class D for Euro 28,203,000 (which amount includes (x) accrued and unpaid dividends thereon through and including 15 May 2001 and (y) those ordinary Shares that would otherwise be purchased from holders of the preference Shares class D by certain of the Sellers upon a redemption of such preference Shares class D), plus an amount equal to the dividends accruing thereon from 16 May 2001 to the Completion Date calculated at a rate of 8% per annum on a principal amount of Euro 15,882,000, and all of the Company's outstanding preference Shares class E for Euro 2,618,000 (which amount includes all accrued and unpaid dividends thereon through and including 15 May 2001), plus an amount equal to the dividends accruing thereon from 16 May 2001 to the Completion Date calculated at a rate of 4% per annum on a principal amount of Euro 2,155,000 (collectively, the "FIRST TRANCHE");

(h) concurrently with the purchase of the First Tranche by Liz Claiborne 2 BV, Liz Acquisition US will acquire 48% of the ordinary Shares from the Sellers for aggregate consideration of Euro 25.3 million and payments, if any, to be made under the Earn-out Agreement, and thereafter contribute such purchased ordinary Shares (the "SECOND TRANCHE") to Liz Claiborne 2 BV in the form of a capital contribution in exchange for additional capital stock of Liz Claiborne 2 BV;

(i) the Company agrees to and acknowledges the provisions of this Agreement and in evidence thereof shall co-sign this Agreement;

(j) for the purpose of section 1:88 of the Dutch Civil Code, Mrs Bina Mehta, Mrs Surekha Arora, Mrs Marjan Ouwendijk, Mrs Ingrid Advaney-Heideman and Mrs Elly Chadha-Woldhuis agree to and acknowledge the provisions of this Agreement and in evidence thereof have signed a spouse declaration;

(k) to the extent applicable, the Parties have fulfilled their (respective) obligations under the Works Councils Act (WET OP DE ONDERNEMINGSRADEN) and the SER Merger Code (SER FUSIEGEDRAGSREGELS 1975), as amended;

NOW THEREFORE IT IS AGREED as follows:

CLAUSE 1          -        DEFINITIONS

1.1 In this Agreement including all Schedules and Annexes thereto, the following terms have the meaning set forth hereafter, unless this Agreement bears to the contrary:

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         "ACCOUNTS DATE"                     31 December 2000;

         "AFFILIATE TRANSACTIONS"            the transactions listed in ANNEX B
                                             hereto imposing any debt, liability
                                             or obligation of any Group Company
                                             to any Seller, Key Employee or any
                                             other affiliated third party or in
                                             which any Seller, Key Employee or
                                             other affiliated third party
                                             (including any family member of any
                                             Seller or Key Employee) provides
                                             any material benefit to any company
                                             of the Group;

         "AGREEMENT"                         this Agreement of sale and purchase
                                             of the Shares, including all
                                             Schedules and Annexes thereto;

         "AMEX"                              Amex Holding B.V.;

         "ANNEX"                             an annex to this Agreement or to a
                                             Schedule;

         "ANNUAL ACCOUNTS"                   the annual accounts of each
                                             individual Group Company
                                             (consisting of a profit and loss
                                             account, balance sheet and
                                             explanatory notes thereto and all
                                             other documents and statements
                                             thereto) and a consolidated
                                             auditors report, all for the
                                             financial years ending on 31
                                             December 1998, 1999 and 2000,
                                             determined in accordance with Dutch
                                             GAAP;

         "BASIC PURCHASE PRICE"              shall have the meaning as ascribed
                                             thereto in clause 2.3 hereof;

         "BREACH" either or both of (i) any breach of a Representation or Warranty given by the Sellers as included in the Representations and Warranties, and
                                             (ii) any non-fulfillment of or
                                             failure to perform any (other)
                                             obligation arising from or provided
                                             for in this Agreement;

         "BUSINESS"                          the business of design, marketing,
                                             wholesale, retail and licensing of
                                             a wide range of fashion and
                                             fashion-related products for women,
                                             men and children under the various
                                             MEXX brands as performed by the
                                             Group on the date hereof;

         "BUSINESS DAY"                      a day, other than a Saturday or a
                                             Sunday, on which banks are
                                             generally open for business in
                                             Amsterdam;

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         "CASH"                              cash on hand or deposited at a bank
                                             or cash equivalents, held by a
                                             Group Company, including any
                                             interest accrued with respect
                                             thereto;

         "CCIEL"                             Citicorp Capital Investors Europe
                                             Ltd.;

         "CINL"                              Capital Investors Nominees Ltd.;

         "COMPANY"                           MEXX Group B.V.;

         "COMPLETION"                        the completion of the sale and
                                             delivery of the Shares to the
                                             Purchaser, by means of the
                                             execution of the Deed of Transfer
                                             and the effectuation of all other
                                             actions contemplated to be
                                             undertaken pursuant to this
                                             Agreement at that time;

         "COMPLETION DATE"                   the date on which the Deed of
                                             Transfer is executed and the
                                             transactions contemplated by this
                                             Agreement are consummated which is
                                             23 May 2001 or such other date as
                                             the Parties may agree in writing;

         "CONSOLIDATED ANNUAL ACCOUNTS"      the consolidated and audited annual
                                             statutory accounts of the Group
                                             Companies (consisting of a profit
                                             and loss account, balance sheet and
                                             explanatory notes thereto and all
                                             other documents and statements
                                             thereto), and an audit report, all
                                             for the financial years ending on
                                             31 December 1998, 1999 and 2000,
                                             which have been aggregated in
                                             accordance with the methods usually
                                             applied to consolidation and
                                             determined in accordance with Dutch
                                             GAAP;

         "CONTINGENT PURCHASE PRICE"         the contingent purchase price, if
                                             any, payable by Liz Acquisition US
                                             to the Sellers as specified in
                                             clause 2.6 hereof;

         "DAMAGE" the actual damage (VERMOGENSSCHADE as referred to in section 6:96 paragraph 1 of the Dutch Civil
                                             Code) suffered as the consequence
                                             of a Breach;

         "DEED OF TRANSFER"                 the notarial deed of transfer of
                                             the First Tranche and the Second
                                             Tranche substantially in the form
                                             attached hereto as SCHEDULE 1;

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         "DEPOSITORY RECEIPTS"               all 142,000 depository receipts
                                             issued by Stichting MEXX for
                                             142,000 ordinary Shares A owned by
                                             it, an overview of which is
                                             attached hereto as ANNEX C;

         "DISCLOSURE"                        information which qualifies the
                                             Representations and Warranties made
                                             by the Sellers;

         "DISCLOSED INFORMATION"             the due diligence information
                                             prepared by the Sellers in
                                             connection with the financial,
                                             legal and business due diligence
                                             conducted by the Purchaser as
                                             listed in the data room index
                                             attached hereto as SCHEDULE 2;

         "DISCLOSURE LETTER"                 the letter from the Sellers to the
                                             Purchaser attached to this
                                             Agreement as SCHEDULE 3, dated the
                                             date hereof, which qualifies
                                             Representations and Warranties made
                                             by the Sellers;

         "EARN-OUT AGREEMENT"                the agreement among certain of the
                                             Sellers, Liz Acquisition US and Liz
                                             (as guarantor) referred to in
                                             clause 2.6 attached hereto as
                                             SCHEDULE 4;

         "ENCUMBRANCE"                       any and all rights of pledge
                                             (PAND), mortgage (HYPOTHEEK),
                                             usufruct (VRUCHTGEBRUIK),
                                             attachments (BESLAGEN), obligations
                                             in the sense of section 6:252 of
                                             the Dutch Civil Code (KWALITATIEVE
                                             VERPLICHTINGEN) or any other
                                             encumbrances (BEZWARENDE RECHTEN
                                             MET ENIGERLEI ABSOLUTE WERKING);

         "ENVIRONMENT"                       means any air, water, and land,
                                             surface land and sub-surface land
                                             and any and all living organisms,
                                             ecosystems and substances or goods
                                             used in or part of property;

         "ENVIRONMENTAL CLAIM"               the claims as defined in section 50
                                             of the Representations and
                                             Warranties;

         "ENVIRONMENTAL LAWS"                the laws and rules as defined in
                                             section 46 of the Representations
                                             and Warranties;

         "FACILITIES"                        the financial facilities as defined
                                             in section 13 of the
                                             Representations and Warranties;

         "FIRST TRANCHE"                     shall have the meaning as ascribed
                                             thereto in paragraph (g) of the
                                             preamble to this Agreement;

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         "GROUP"                             the Company, its Subsidiaries and
                                             its Participations as listed in
                                             ANNEX D;

         "GROUP COMPANY"                     a company which belongs to the
                                             Group and which is listed in ANNEX
                                             D (including for the avoidance of
                                             doubt the Company);

         "HOUSEVIEW"                         Houseview Limited;

         "INDEPENDENT BOARD MEMBERS"         those members of the supervisory
                                             board who are neither employed by
                                             Liz nor by a company which is a
                                             direct or indirect subsidiary of
                                             Liz;

         "IDENTIFIED ASSUMED CONTRACTS"      means the contracts identified by
                                             the Sellers and the Purchaser
                                             listed in ANNEX E in respect of
                                             which the consent or approval of
                                             any third party is required to
                                             enable the Company to continue to
                                             perform such contract after the
                                             Transfer on substantially the same
                                             terms as currently in effect;

         "INTELLECTUAL PROPERTY RIGHTS"      the intellectual property rights as
                                             referred to in section 43 of the
                                             Representations and Warranties;

         "KEY EMPLOYEES"                     means any of R. Chadha, J.A.M.
                                             Ouwendijk, A. Mehta, A. Advaney, A.
                                             Schouten, N. Moss, S. Arora, H. Ho,
                                             Y. Laijawalla, T. van der Aardweg,
                                             R. Lemmens, P. Vogt, P. Arends and
                                             L. Cantagalli;

         "LEASE AGREEMENT"                   the lease agreement between MEXX
                                             Investment B.V. and the Company or
                                             its designee with respect to the
                                             premises at Leidseweg 219 in
                                             Voorschoten attached hereto as
                                             SCHEDULE 5;

         "LCI SERVICES AGREEMENT"            the agreement between the Company,
                                             MEXX Far East Ltd. and Liz referred
                                             to in clause 7.1 sub (ix) hereof;

         "MATERIAL ADVERSE EFFECT"           shall mean for purposes of this
                                             Agreement any effect that
                                             materially limits or impairs the
                                             ability of the Purchaser to own the
                                             Company or operate the Business as
                                             it is currently being operated or a
                                             diminution in the value of the
                                             Company or the Business or the
                                             incurrence of Damages in excess of
                                             Euro 1,000,000;

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         "MATERIAL CONTRACT"                 shall have the meaning as ascribed
                                             thereto in section 21.1 of the
                                             Representations and Warranties;

         "MOVEMENT"                          Movement Trading B.V.;

         "OPTIONS"                           all 35,500 options granted by the
                                             Company to certain Sellers and
                                             employees, an overview of which is
                                             attached hereto as ANNEX F;

         "ORDINARY COURSE"                   in the ordinary course of the
                                             day-to-day operations of the Group
                                             and, in any event, without regard
                                             to the transactions contemplated by
                                             the Agreement;

         "PARTIES"                           the parties referred to in the
                                             preamble of this Agreement;

         "PARTICIPATIONS"                    a company in which the Company has
                                             a participation and which is listed
                                             in ANNEX D;

         "PURCHASER"                         Liz Claiborne, Inc., Liz Claiborne
                                             2 B.V. and LCI Acquisition U.S.,
                                             Inc.;

         "REPRESENTATIONS AND WARRANTIES"    the Representations and Warranties
                                             attached to this Agreement as
                                             SCHEDULE 7;

         "SCHEDULE"                          a schedule to this Agreement;

         "SECOND TRANCHE"                    shall have the meaning as ascribed
                                             thereto in paragraph (h) of the
                                             preamble to this Agreement;

         "SELLERS" OR "SELLER"               the entities and private persons
                                             referred to in 4 up to and
                                             including 12 in the preamble of
                                             this Agreement;

         "SHARES" the shares in ANNEX A referred to in the preamble of this Agreement;

         "SIGNING DATE"                      the date on which the Agreement is
                                             signed;

         "SUBSIDIARY"                        a company which is a subsidiary of
                                             the Company and which is listed in
                                             ANNEX D;

         "TANGIBLE NET WORTH"                the sum of the cash, accounts
                                             receivable,

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                                             inventory, prepaid assets, property
                                             plant and equipment, other notes
                                             receivable, investments in
                                             affiliates and other assets of the
                                             Company and its Group Companies on
                                             a consolidated basis LESS the sum
                                             of the trade payables, accrued
                                             expenses and other Debt (excluding
                                             the Company's preference Shares) of
                                             the Company and its Group Companies
                                             on a consolidated basis, all as
                                             prepared in accordance with Dutch
                                             generally accepted accounting
                                             principles;

         "TAXES"                             the taxes as referred to in section
                                             7 of the Representations and
                                             Warranties;

         "TRANSFER"                          the transfer of the First Tranche
                                             and the Second Tranche by means of
                                             the Deed of Transfer.

1.2      In this Agreement, unless otherwise specified,

         (a) references to clauses, schedules and annexes are to clauses of, and Schedules and Annexes to this Agreement;

         (b) references to this Agreement are also to the Schedules and Annexes to this Agreement;

         (c) references to statutory provisions are to statutory provisions which are in force at the Completion Date;

         (d) words denoting the singular include the plural and vice versa, except where the context requires otherwise.

1.3 Headings to clauses are for convenience only and do not affect the interpretation of this Agreement.

CLAUSE 2          -        PURCHASE PRICE, PAYMENT AND TRANSACTION STRUCTURE

2.1 The Sellers hereby sell the Shares to the Purchaser, in each case on the terms of and subject to the conditions set forth in this Agreement, taking into consideration the Representations and Warranties contained in this Agreement.

2.2 Upon the Deed of Transfer taking effect, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares (including without limitation the right to receive dividends, distributions or return of capital) and the benefit and risk with regard to the Shares and the Group Companies shall pass to the Purchaser.

2.3 The portion of the aggregate purchase price to be paid on the Completion Date for the ordinary Shares shall be Euro 154,000,000, of which Euro 25.3 million shall be payable by Liz Acquisition US in respect of the ordinary Shares it is purchasing (i.e., 48% of the ordinary

         Shares) and Euro 128.7 million shall be payable by Liz Claiborne 2 BV in respect of the ordinary Shares it is purchasing (i.e., 52% of the ordinary Shares) and the portion of the aggregate purchase price to be paid by Liz Claiborne 2 BV on the Completion Date for the preference Shares class D shall be Euro 28,203,000 (which amount includes (x) accrued and unpaid dividends thereon through and including 15 May 2001 and (y) those ordinary Shares that would otherwise be purchased from holders of the preference Shares class D by certain of the Sellers upon a redemption of such preference Shares class D), plus an amount equal to the dividends accruing thereon from 16 May 2001 to the Completion Date calculated at a rate of 8% per annum on a principal amount of Euro 15,882,000, and the portion of the aggregate purchase price paid by Liz Claiborne 2 BV on the Completion Date for the preference Shares class E shall be Euro 2,618,000 (which amount includes all accrued and unpaid dividends thereon through and including 15 May 2001), plus an amount equal to the dividends accruing thereon from 16 May 2001 to the Completion Date calculated at a rate of 4% per annum on a principal amount of Euro 2,155,000 (such amounts in respect of the ordinary Shares and the preference Shares being referred to collectively as the "BASIC PURCHASE PRICE"). Any allocation of the Basic Purchase Price or the Contingent Purchase Price shall be made in a manner consistent with the foregoing.

2.4 Notwithstanding any of the foregoing, in the event that, immediately prior to the purchase of the Shares, the Purchaser has elected to purchase the capital stock of MEXX International Holding B.V. (either directly or through such subsidiary or subsidiaries of the Purchaser that are, except for directors' qualifying shares, wholly-owned by the Purchaser) by providing notice from the Purchaser to the Company indicating that MEXX International Holding B.V. shall be purchased directly by the Purchaser (in which case, unless the context otherwise requires, the term "Purchaser" shall include such subsidiary or subsidiaries of the Purchaser), the Purchaser shall have the right to require that the purchase price paid to acquire MEXX International Holding B.V. be (x) retained by the Group Companies or (y) distributed as a dividend to the Company and then to the Sellers, and all amounts of such dividends paid to the Sellers shall reduce the Basic Purchase Price payable by the Purchaser under this Agreement. Any of such additional payments paid by the Purchaser to the Company hereunder shall be treated as an adjustment to the Basic Purchase Price for tax purposes.

2.5 The Basic Purchase Price shall be allocated among the Sellers as set forth on SCHEDULE 8 and shall be paid by the Purchaser to the Sellers on the Completion Date by means of a telephonic transfer by the Purchaser to bank account number 41.18.32.352 with the ABN AMRO Bank N.V. in the name of Stibbe Derdengelden Notariaat. The Sellers hereby grant discharge to the Purchaser for the payment of this amount. The Stichting MEXX hereby confirms that it shall pay the part of the Basic Purchase Price and the Contingent Purchase Price (if any) received by it to each of the holders of Depository Receipts in proportion to the number of Depository Receipts held by them.

2.6 In addition to the Basic Purchase Price, Liz Acquisition US shall pay to those Sellers executing the Earn-out Agreement attached hereto as
         SCHEDULE 4 in respect of their ordinary Shares an amount constituting the Contingent Purchase Price, as calculated in accordance with such Earn-out Agreement in respect of any one (but not more than one) of the financial years ending on 31 December 2003, 2004 or 2005, provided, however, that while the Stichting MEXX will be a party to the Earn-out Agreement, Mr Rakesh Kumar Ahlowalia (a holder of Depositary Receipts in Stichting MEXX) will not receive any payments, if any, under the Earn-out Agreement.

CLAUSE 3          -        TRANSFER OF THE SHARES

         On the Completion Date, subject to the Basic Purchase Price being paid, the Sellers shall transfer title to and ownership of (DE EIGENDOM VAN) the Shares to Liz Acquisition US and Liz Claiborne 2 BV, respectively, by means of the Deed of Transfer. The Transfer of the Shares will be effectuated by signing the Deed of Transfer in the presence of civil-law notary Mr H.B.H. Kraak or his substitute, holding office at Strawinskylaan 2001 or Prinses Irenestraat 43 at the offices of Stibbe in Amsterdam. The Company shall acknowledge the Transfer by co-signing the Deed of Transfer. The Sellers declare to be aware of the fact that Mr H.B.H. Kraak or his substitute is associated with Stibbe in Amsterdam, acting as the external legal adviser of the Purchaser. With reference to the provisions of articles 9 and 10 of the "Guidelines concerning the forms of cooperation between civil-law notaries and lawyers" (RICHTLIJNEN MET BETREKKING TOT VORMEN VAN SAMENWERKING VAN NOTARISSEN ONDERLING EN MET ADVOCATEN) as determined by the Board of the Royal Notarial Regulatory Body (KONINKLIJKE NOTARIELE BEROEPSORGANISATIE), the Sellers explicitly declare to consent to the civil-law notary's execution of the Deed of Transfer and to the fact that the Purchaser will also be assisted by Stibbe in all other cases that are connected with these Deeds and all potential conflicts arising therefrom.

CLAUSE 4          -        [INTENTIONALLY DELETED]

CLAUSE 5          -        MANAGEMENT BOARD, SUPERVISORY BOARD

5.1 Prior to or on the Completion Date, the Sellers shall deliver to the Purchaser letters from Amex (in its capacity as the sole managing director of the Company), Chadha (in his capacity as supervisory director C), Mr L.R.J. van Rappard (in his capacity as supervisory director B), Mr H.F.M. Wiegerinck (in his capacity as supervisory director A) and Mr A.H. Land (in his capacity as supervisory director
         A) in which they:

         (a) resign as members of the management board or the supervisory board (as applicable) concurrently with the effectiveness of the Transfer;

         (b) agree to terminate any management contract/employment contract with any Group Company;

         (c) state that they waive any claims against the Company or any of its Subsidiaries that they may have or will have in the future in connection with the performance of their duties as managing directors or otherwise up to the effectiveness of their resignation.

5.2      [intentionally deleted]

5.3 Effective as of Completion, immediately following the Transfer, the Purchaser shall adopt a shareholders resolution by which Chadha will be appointed as the sole managing director of the Company and Messrs. Paul
         R. Charron, Jorge Figueredo and Michael Scarpa will be appointed as members of the supervisory board. Amex covenants and agrees that as long as

         Chadha is a managing director of Amex it shall not appoint a supervisory director C pursuant to article 22.4 of the articles of association of the Company (as amended on 16 May 1997).

5.4 Without limitation to any of the provisions in the Earn-out Agreement with respect to the corporate governance of the Company during the Earn-out Period (as defined therein), the supervisory board of the Company shall consist of 5 (five) persons that shall be appointed by the Purchaser from time to time. Included among the persons to be appointed by the Purchaser shall be at least 2 (two) Independent Board Members. The Purchaser shall act in good faith to seek to cause the Independent Members of the supervisory board to be European citizens. If for any legal or regulatory reason it becomes necessary to appoint additional members to the supervisory board, then the Purchaser shall be entitled to appoint additional members to the supervisory board such that control of the supervisory board shall be held by persons appointed by the Purchaser that are neither Independent Board Members nor other persons required to be appointed. In the event the Company shall adopt the (limited) structure regime applicable to large companies under the Dutch Civil Code (by amending its articles of association), the parties shall endeavor that any person designated by the Purchaser as a member of the supervisory board will be appointed and that only persons that are designated by the Purchaser will be appointed. The supervisory board shall establish supervisory board rules (COMMISSARISSENREGLEMENT) setting out the above principles. Each person designated as a member of the supervisory board shall be requested to abide by these principles by signing the supervisory board rules prior to his appointment.

5.5 Until the date on which a Notice of Election (as defined in the Earn-out Agreement) is delivered in accordance with the Earn-out Agreement, certain decisions of the management board of the Company shall require the prior approval of the supervisory board. A non-exhaustive list of such decisions is included in the Earn-out Agreement. The articles of association of the Company shall be amended to reflect the new shareholding and corporate governance principles after the Transfer as reflected in the Earn-out Agreement and other documents forming part of this Agreement. Until such time that the new articles of association of the Company shall have become effective, Parties shall act as if the articles of association had already been amended in accordance with the provisions of this Agreement and the Earn-out Agreement.

CLAUSE 6          -        ACTIONS PENDING COMPLETION

6.1 The Sellers agree to use their best efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or desirable to obtain a new power of attorney executed by CINL conveying all of the Shares owned by it in favour of Mr R. van Rappard and deliver such power of attorney to the Purchaser within 72 hours of the date hereof. Upon written notice to the Sellers, the Purchaser may terminate this Agreement at any time prior to Completion if the Sellers fail to deliver such power of attorney within such 72-hours period.

6.2 From and after the date hereof, until the earlier of the Completion or the termination of this Agreement in accordance with its terms, the Sellers shall not, in any manner, Transfer (as hereinafter defined), directly or indirectly, all or any portion of their Shares in any manner that could impede the ability of the Purchaser to purchase all of the Shares. For purposes of this Section 6.2 only, the term "Transfer" means any direct or indirect sale, transfer, pledge or other disposition of Shares, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives involving Company's securities.

CLAUSE 7          -        COMPLETION MATTERS

7.1      On Completion the Sellers shall deliver or make available to the
         Purchaser:

         (i) letters of all resigning members of the management board and of the supervisory board of the Company in which they undertake to resign concurrently with the effectiveness of the Transfer;

         (ii) evidence of termination of the verbal management contracts with Amex and Movement;

         (iii) evidence that the Affiliate Transactions have been settled on terms, including economic terms, acceptable to the Purchaser in its sole discretion;

         (iv) sufficient evidence that the articles of association of the Stichting MEXX have been amended and that the Stichting MEXX is fully authorized to transfer the Shares for which the Depositary Receipts have been issued and that the holders thereof have been or shall be fully compensated at no additional cost to Liz;

         (v) sufficient evidence that the Options have been cancelled or exercised (as the case may be) and that each holder of Options has waived all of its rights under the Options at no additional cost to Liz;

         (vi) a notarial deed of transfer evidencing that immediately before the Transfer the shares of MEXX Investment B.V. have been transferred out of the MEXX Group and that any and all Taxes payable upon such transfer have or will be paid at no additional cost to Liz or any Group Company by Chadha;

         (vii) the Lease Agreement attached hereto as SCHEDULE 5 duly signed by MEXX Investment B.V.;

         (viii)the employment agreements attached hereto as SCHEDULE 9 duly signed by the Key Employees;

         (ix) the LCI Services Agreement attached hereto as SCHEDULE 6 duly signed by the Company;

         (x) the Earn-out Agreement attached hereto as SCHEDULE 4 duly signed by the Sellers which are a party thereto;

         (xi) written evidence that the Company has made the necessary filing with the Trade Register with respect to its qualifying for the structure regime;

         (xii) subject to the Basic Purchase Price being paid, the Deed of Transfer shall be executed by each Seller.

7.2 Against compliance by the Sellers of the foregoing provisions, on Completion the Purchaser shall:

         (i)   pay the Basic Purchase Price in the manner specified in clause
               2.5;

         (ii) execute counterparts of any documents or agreements referred to in clause 7.1 if so required by the Sellers and to which the Purchaser or its designee is a party;

         (iii) execute the Deed of Transfer.

7.3 If the foregoing provisions of the clauses 7.1 and 7.2 are not fully complied with by the Sellers on the one hand and the Purchaser on the other by or on the date set for Completion, the non-defaulting Party may elect to defer the Completion Date to allow the defaulting Party to remedy its defaults or to require the defaulting Party to provide the non-defaulting Party with adequate compensation where such remedy is not practically possible. If the non-defaulting Party has not elected to defer the Completion Date or if, at the expiry of such deferral, the defaulting Party has failed to remedy its defaults or to provide adequate compensation therefor, then the non-defaulting Party may (in addition to and without prejudice to all rights or remedies available to it, including the right to claim damages) by notice served on the Completion Date as originally set or deferred (as the case may be) elect not to effect Completion and to terminate this Agreement, or to effect Completion so far as practically possible having regard to the defaults which have occurred.

7.4 After the Transfer, the shareholders register of the Company, in which the Transfer shall be validly registered, shall be delivered to the Purchaser.

7.5 After the Transfer, Liz Claiborne 2 BV will become part of the existing MEXX fiscal unity for corporate income tax purposes provided the financial years of the Group Companies comprising a part of the fiscal unity have been changed shortly after Completion to coincide with the financial year end of Liz Claiborne 2 BV, which is 30 June.

7.6 Amex, Houseview and Movement shall use their best efforts to procure that the management of the Company shall initiate the amendment of the articles of association of the Group Companies comprising part of the fiscal unity for corporate income tax purposes to change the financial year end to 30 June.

CLAUSE 8          -        REPRESENTATIONS AND WARRANTIES

8.1 Each of Amex, Movement and Houseview hereby represents jointly and not severally (GEZAMENLIJK EN NIET HOOFDELIJK) to the Purchaser that on the date hereof each and every one of the Representations and Warranties (except for the Representations and Warranties given in sections 1.1, 1.2, 1.3, 3.2 and 58.2 of the Representations and Warranties), as such Representations and Warranties are qualified in the Disclosure Letter, is true, accurate and not misleading and will be true, accurate and not misleading in any respect through the Completion Date.

8.2 Each Seller hereby represents and warrants to the Purchaser that, as to themselves only, the Representations and Warranties given in sections 1.1, 1.2, 1.3, 3.2 and 58.2 of the Rep-
         resentations and Warranties, as such Representations and Warranties are qualified by the Disclosure Letter, are true, accurate and not misleading and will be true, accurate and not misleading in any respect through the Completion Date.

8.3 The Representations and Warranties are given for the benefit of both the Purchaser and the Group Companies.

8.4 Each of the Sellers acknowledges that the accuracy of the Representations and Warranties is essential for the Purchaser's decision to enter into this Agreement on the terms herein contained. None of the Sellers has knowledge of facts or circumstances which have not been disclosed to the Purchaser prior to the date of this Agreement and which facts or circumstances can reasonably be considered as having any relevance for a well founded decision of the Purchaser to enter into this Agreement and to effect Completion.

8.5 The Representations and Warranties purport that the disadvantageous and harmful consequences of the incorrectness and/or incompleteness of a Representation or a Warranty are completely at the risk of the Sellers except that the Purchaser recognizes that it shall be deemed to have knowledge of what is readily apparent from the Disclosed Information and such knowledge qualifies the Representations and Warranties.

8.6 The Representations and Warranties are given by the Sellers on the basis of statutory provisions which are in force at the Completion Date.

8.7 Each of the Sellers undertakes to the Purchaser that after the occurrence of anything constituting a Breach at any time prior to the Completion Date it will forthwith disclose such a Breach to the Purchaser; provided, that the Sellers will remain liable for such Breach if the Purchaser decides to proceed to Completion.

8.8 The Purchaser hereby warrants and represents to the Sellers in the terms of part 2 of the Representations and Warranties.

CLAUSE 9          -        SELLERS' LIABILITY FOR BREACHES

9.1 Each of Amex, Houseview and Movement hereby jointly and not severally (GEZAMENLIJK EN NIET HOOFDELIJK) covenants and agrees that it shall compensate the Purchaser - or, at the sole discretion of the Purchaser, the pertinent Group Company - for any and all Damages from Breaches of the Representations and Warranties made pursuant to clause 8.1 and Damages from Breaches of Representations and Warranties by Stichting MEXX made pursuant to clause 8.2 and any other Breaches of its obligations under this Agreement. Amex, Houseview and Movement shall collectively be liable for 100% of the Damages specified in the preceding sentence, allocated 75% to Amex, 15% to Houseview and 10% to Movement.

9.2 Each Seller hereby covenants and agrees that it shall compensate the Purchaser - or, at the sole discretion of the Purchaser, the pertinent Group Company - for any and all Damages from Breaches of its Representations and Warranties made by it pursuant to clause 8.2 and any other Breaches of its obligations under this Agreement.

9.3 The Damage suffered by the Purchaser is fixed at the amount of money that is necessary to bring the Company or any other Group Company in the position in which it or they (as the case may be) would have been if the relevant Breach had not occurred.

9.4      The Damage also includes:

         (i) the reasonable costs incurred by the Purchaser in order to prevent, limit or assess the Damage;

         (ii) the reasonable costs incurred by the Purchaser in order to obtain compensation for the Damage, including its external legal and other advisers' fees and its costs of litigation.

9.5 In calculating the Damage in respect of the Breach of a Representation and Warranty (solely with respect to clauses 9.1 and 9.2 and not when calculating Damages in respect of the Breach of a covenant hereunder or pursuant to the Indemnity Clauses, as such term is defined in clause 9.17):

         (i) any compensation received from third parties, including but not limited to monies received from an insurance company; and

         (ii) any tax savings that are realized by a Group Company and that relate directly to the Damage claimed by the Purchaser,

         shall be taken into account in assessing the liability.

9.6 The Sellers cannot invoke FORCE MAJEURE against a claim based on a Breach.

9.7 No claim shall be brought against the Sellers in respect of any Breach of a Representation and Warranty unless the Sellers have received written notice of such claim specifying in reasonable detail to the extent then known the facts or matters that give rise to the Breach or claim, the nature of the Breach and the amount or the best estimate of the Damages:

         (a) without limitation in time with respect to section 3 of the Representations and Warranties or the Breach of a covenant contained in this Agreement;

         (b) on or before the later of (i) the date on which the payment of the Contingent Purchase Price is due and payable or (ii) 31 December 2003, with respect to all other matters.

9.8 Except with respect to claims arising out of the Representations and Warranties set forth in section 3 or the Breach of a covenant contained in this Agreement, which claims shall not be subject to the limitations set forth in this clause 9.8, the Sellers' liability shall not arise unless and until all claims of Breaches of a Representation and Warranty against any or all of the Sellers exceeds an aggregate amount of Euro 500,000 and in such event the Sellers shall be liable for the excess amount only (i.e. over and above Euro 500,000).

9.9 In determining the liability set forth in clause 9.8, individual claims (other than a series of related claims in respect of a Breach) based on a Breach of a Representation and Warranty asserted pursuant to the Agreement of less than Euro 25,000 each shall not be taken into account.

9.10 The aggregate liability of Amex, Houseview and Movement for a Breach of a Representation and Warranty shall not exceed the sum of 100% of the Basic Purchase Price and the Contingent Purchase Price paid or payable (without reduction for any amounts that may have been previously set off pursuant to the Earn-out Agreement) to all of the Sellers and the liability of the other Sellers (not being Amex, Houseview and Movement) shall always be limited to their pro rata portion of the Basic Purchase Price and the Contingent Purchase Price paid or payable (without reduction for any amounts that may have been previously set off pursuant to the Earn-out Agreement).

9.11 The Purchaser will take such measures (or procure that all measures are taken by the Company or the relevant Group Company) as may reasonably be expected in order to avoid, dispute, mitigate or defend any Damages.

9.12 Each of Amex, Houseview and Movement hereby jointly and severally (GEZAMENLIJK EN HOOFDELIJK) indemnifies the Purchaser against any Damages which any Group Company may suffer or incur, directly or indirectly, as a result of any liabilities or claims, including the costs of defense, remediation or clean-up involving the Environment that arise out of or result from (i) any known or unknown condition of pollution or contamination on any presently or previously owned or leased properties of any of the Group Companies resulting from actions or circumstances occurring prior to the Completion Date, and (ii) any known or unknown condition of pollution or contamination as a result of the operation of the businesses of the Group Companies prior to the Completion Date, including without limitation and for the avoidance of doubt, any Damages resulting from any known or unknown contamination of the location of MEXX Investment B.V. at Voorschoten (Land Registry number community of Voorschoten, Section A, number 3208). Notwithstanding the foregoing, each of Amex, Houseview and Movement shall not be liable under this clause 9.12 with respect to:

         (i) any Damages resulting from non-compliance with, violation of, or lack of permits under statutory, provincial or municipal acts, regulations, directives or other legislation which are not yet in force at the Completion Date (provided, that this clause 9.12 (i) shall not in any way reduce the liability of Amex, Houseview and Movement for any such non-compliance, violation or lack of permits at or prior to Completion);

         (ii) any expenses incurred in connection with re-locating the operations of the Company as a result of the termination of the Lease Agreement caused by a clean-up of any pollution at and/or in the vicinity of this location, as stipulated in the Lease Agreement;

         (iii) any Damages from non-compliance with, violation of, or lack of permits under any statutory, provincial or municipal acts, regulations, directives or other legislation caused by a change in the Business of the Company or any Group Company following Completion.

9.13 Each of Amex, Houseview and Movement hereby jointly and severally (GEZAMENLIJK EN HOOFDELIJK) indemnifies the Purchaser against any Damages which any Group Company may suffer or incur, directly or indirectly, as a result of any liabilities or claims, including the cost of defense, involving the violation of any customs or trade laws, including without limitation laws pertaining to country-of-origin, marking or labeling.

9.14 Amex, Houseview and Movement shall be jointly and severally (GEZAMENLIJK EN HOOFDELIJK) liable for any of the following Taxes (whether deferred or not and including any interest and penalties, if any) which become payable by the Company (including any assessment or demand for payment directly against any of the Group Companies) (i) Taxes which are attributable or arising from any circumstance or event in any taxable year or period ending on or before the Completion Date,
         (ii) with respect to taxable years or periods beginning before the Completion Date and ending after the Completion Date, Taxes which are attributable to the portion of such taxable year or period ending on the Completion Date and (iii) any and all Taxes payable upon or directly or indirectly caused by the transfer of MEXX Investment B.V. out of the MEXX Group (including, without limitation, any triggering of the 16th Standard Condition), provided, however that any tax loss carry forward contained in SCHEDULE 10 shall be taken into account in computing liability under clauses (i) and (ii) above, except that (x) any such tax loss carry forward shall only be taken into account to the extent actually available to reduce the tax liability for which indemnification under this section 9.14 is otherwise being sought (including without limitation availability as to tax jurisdiction) and
         (y) the total amount of tax loss carry forwards that may be taken into account in reducing the liability of Amex, Houseview and Movement under this clause 9.14 shall not exceed Euro 1.5 million. For the avoidance of doubt, (a) Taxes for which Amex, Houseview and Movement are liable pursuant to this clause 9.14 include Taxes payable in connection with the transactions contemplated by this Agreement, and (b) Taxes for which Amex, Houseview and Movement are not liable pursuant to this clause 9.14 include Taxes with respect to which Liz has sole liability (other than those Taxes, if any, described in clause (a) of this sentence.

9.15 Amex, Houseview and Movement shall be jointly and severally (GEZAMENLIJK EN HOOFDELIJK) liable for (A) repayment of any dividend or distribution made by MEXX to its shareholders since the Accounts Date and (B) any and all costs or expenses incurred by the Company (whether directly or indirectly) relating to (i) the cancellation of the Depository Receipts by Stichting MEXX; (ii) the cancellation or exercise of the Options (as the case may be) including all Taxes in respect of the exercise of the Options, whether payable or to be withheld by the Company or another Group Company or payable by the holders of the Options in respect of the exercise of the Options, the sale of the Shares or the (DE FACTO) cancellation by the Company of the obligation of the holders of the Options to repay the benefit they have derived through the sale of the Shares acquired through exercise of the Options in the event that the Company would not be a listed company at the latest 1 October 2003; (iii) the settlement and termination of the Affiliate Transactions on terms, including economic terms, acceptable to the Purchaser in its sole discretion; and (iv) any fees payable by the Company to Credit Suisse First Boston in excess of the Euro 4.25 million referred to in clause 14.10.

9.16 Amex, Houseview and Movement jointly and severally (GEZAMENLIJK EN HOOFDELIJK) indemnifies the Purchaser against any Damages which any Group Company may suffer or incur, directly or indirectly, as a result of any liabilities or claims, including the cost of defense, in connection with any claims against the Company by Fauve Holding B.V. arising out of or resulting from actions or circumstances prior to Completion, including without limitation that lawsuit captioned 2000/1514.

9.17 Any non-fulfillment of obligations and/or liability under clauses 9.12, 9.13, 9.14, 9.15 and 9.16 (the "INDEMNITY CLAUSES") shall not be considered a breach or a non-fulfillment of the Representations and Warranties. The liability of Amex, Houseview and Movement with re-spect to the Indemnity Clauses shall be unlimited (not subject to the limitation in clause 9.10) and shall not count towards the threshold specified in clause 9.8 hereof, nor shall any claim brought hereunder be subject to the procedures and time limits described in clause 8 or clause 9.7 of this Agreement; provided, however, that any claim under the Indemnity Clauses in clauses 9.12, 9.13 and 9.14 shall be brought prior to expiration of any period set forth in applicable Environmental Laws, customs or trade laws or Tax laws or other applicable laws, as the case may be, any claim under clause 9.15 shall be brought prior to the 5th (fifth) anniversary of Completion and any claim under clause
         9.16 may be brought without limitation in time (i.e., clause 9.16 shall survive indefinitely). Unless expressly stated otherwise, the liability of Amex, Houseview and Movement under the Indemnity Clauses shall be jointly and severally. For the avoidance of doubt, it is acknowledged and agreed that clause 9.5 shall not be applicable when calculating Damages in respect of the Indemnity Clauses and that any information contained in the Disclosure Letter or the Disclosed Information shall not reduce or in any way limit the indemnification obligations of Amex, Houseview or Movement under the Indemnity Clauses.

9.18 The Sellers shall never be liable towards the Purchaser or any Group Company for any consequential damages (such as for example loss of opportunity, loss of goodwill, loss of profit) and all claims arising out of or in connection with this Agreement shall be limited to the damages actually suffered.

9.19 No claim shall be brought against the Purchaser in respect of any breach of a representation and warranty made pursuant to clause 8.8 hereof unless the Purchaser shall have received written notice of such claim specifying in reasonable detail to the extent then known the facts or matters that give rise to the breach or claim, the nature of the breach and the amount or best estimate of the actual damages (VERMOGENSSCHADE as referred to in section 6:96 paragraph 1 of the Dutch Civil Code): on or before the later of (i) the date on which the payment of the Contingent Purchase Price is due and payable or (ii) 31 December 2003.

CLAUSE 10         -        GUARANTEE

10.1 Each of Chadha (in its capacity as the sole shareholder of Amex), Ho (in its capacity as the sole shareholder of Houseview) and Advaney (in its capacity as the sole shareholder of Movement), unconditionally and irrevocably guarantees to the Purchaser the due and punctual discharge and performance by each of Amex, Houseview and Movement, respectively, pursuant to this Agreement (such obligations in this clause 10 the "GUARANTEED OBLIGATIONS") and agrees that if at any time or from time to time any Guaranteed Obligation of Amex, Houseview or Movement is not discharged or performed in full on the due date therefore, each of Chadha, Ho and Advaney will promptly after being given not less than 5
         (five) Business' Days notice of the failure of any of Amex, Houseview or Movement to discharge or perform such obligations (and if such failure is not remedied by Amex, Houseview or Movement in the interim) unconditionally discharge or perform or procure the discharge or performance of the relevant amount or obligation to the Purchaser.

10.2     The obligations of Chadha, Ho and Advaney under clause 10.1 above:

         (i) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or con-trol of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to any of Amex, Houseview or Movement (as applicable) or any change in the terms or nature of the Guaranteed Obligations; and,

         (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate or release or exonerate Amex, Houseview or Movement from all or any part of the Guaranteed Obligations.

10.3 As a separate and independent stipulation each of Chadha, Ho and Advaney agrees that if any of the Guaranteed Obligations are not enforceable or recoverable from Amex, Houseview or Movement by reason of any legal limitation, disability or incapacity or any fact or circumstances otherwise, they shall nevertheless be enforceable against and recoverable from Chadha, Ho or Advaney as though the same had been incurred by any of them and Chadha, Ho or Advaney were the sole or principal obligor in respect thereof and shall be performed and paid by any or all of Chadha, Ho or Advaney.

10.4 This guarantee shall constitute the primary obligations of Chadha, Ho and Advaney (and not merely on collection, BORGTOCHT). Each of Chadha, Ho and Advaney waives and agrees not to exercise any and all rights, privileges and exceptions granted to sureties and/or guarantors, which might otherwise be deemed applicable under Netherlands law, more particularly the rights, privileges and exceptions referred to in section 6:139 of the Dutch Civil Code and book 7 chapter 14 thereof.

CLAUSE 11         -        NON-COMPETITION AND CONFIDENTIALITY

11.1 Each of Chadha, Advaney and Ho covenants and agrees that it shall not until the 2nd (second) anniversary of the payment of the Contingent Purchase Price, anywhere in the world either directly or indirectly:

         (a) conduct an enterprise, in whatever form, equal or comparable to that of the Group at the Completion Date;

         (b) have a financial interest in such an enterprise, in whatever form, or have a share or other interests in it, whether potential or not, with the exception of shares in a company listed on the stock exchange not exceeding a percentage of 5%;

         (c) aid or assist such an enterprise in whatever form, with or without compensation;

         (d) engage or procure third parties to engage in any form of commercial or other activities, equal or comparable to those of the Group at the Completion Date.

11.2 Each of Chadha, Advaney and Ho warrants and represents that none of its holding companies (including Amex, Houseview and Movement), subsidiaries or participations, none of the members of the management board or other key employees of any of them shall engage in any of the activities mentioned in clause 11.1 for the same period.

11.3 Without prejudice to clause 11.1, each of Chadha, Advaney and Ho covenants and agrees that it shall not until the 2nd (second) anniversary of the payment of the Contingent Purchase Price, anywhere in the world either directly or indirectly solicit any of the employees working for any of the Group Companies at the Completion Date or any persons who have been such employees at any moment during the period of 2 (two) years prior to the Completion Date, either to enter (directly or indirectly) into the employment of any of Chadha, Advaney and Ho, its holding companies (including Amex, Houseview and Movement), subsidiaries or participations or to render services to any of Chadha, Advaney and Ho, its holding companies (including Amex, Houseview and Movement), subsidiaries or participations in a direct or indirect manner, without the prior written consent of the Purchaser. Each of Chadha, Advaney and Ho warrants and represents that its holding companies (including Amex, Houseview and Movement), subsidiaries and participations will also refrain from the aforesaid activities.

11.4 Each of Chadha, Advaney and Ho shall, for the benefit of the Purchaser, forfeit a directly due and payable penalty - without any prior notice of default or warning being required - in the amount of Euro 2 million for any violation by it and/or any of the persons or legal entities for which it is a guarantor under clause 11.1 up to and including 11.3 of this Agreement as well as a penalty in the amount of Euro 250,000 for every single day that the violation continues, without prejudice to the right of the Purchaser to claim performance of the Agreement and/or its actual damages under this Agreement.

11.5 Each of the Sellers covenants and agrees that it shall not provide to any third party any information that has come to its knowledge regarding the Company, the Purchaser or their respective subsidiaries of which such Seller knows or should have known that it is of a confidential nature, unless such Seller is compelled to do so by law or by any applicable stock exchange regulation.

11.6 Each of the Sellers warrants and represents that all of its employees and advisers, its subsidiaries and participations and their employees and advisers shall also comply with the provisions of clause 11.5.

11.7 None of the Parties shall, without the prior written consent of the other Parties, inform any person other than its advisors about the contents of this Agreement or any of the transactions effectuated pursuant to this Agreement unless it is compelled to do so by law or by any applicable stock exchange regulation.

11.8 All publicity with respect to this Agreement, internally as well as externally, shall be agreed upon between the Parties, with respect to the contents as well as with regard to the form and the time of the publication.

CLAUSE 12         -        CONDITIONS PRECEDENT (OPSCHORTENDE VOORWAARDEN)

12.1 The obligation of the Purchaser to consummate the Completion is subject to the satisfaction of the following conditions precedent:

         (i) the Purchaser must have obtained the financing contemplated in the commitment letter attached as SCHEDULE 11 on the terms and conditions set forth therein;

         (ii) no Material Adverse Effect shall have occurred, provided, however, that for purposes of this clause 12.1 (ii) only, a Material Adverse Effect shall mean a diminution in the equity value of the Company or the Business or the incurrence of Damages in excess of Euro 20,000,000 such diminution to be finally determined in an arbitral proceeding in accordance with clause 14.15;

         (iii) the articles of association of the Stichting MEXX shall have been amended and the Depository Receipts shall have been cancelled by the Stichting MEXX so that the Stichting MEXX is fully authorized to transfer the Shares for which the Depository Receipts have been issued and the holders thereof have been or shall be fully compensated at no additional cost to Liz.

12.2 The obligation of the Purchaser and the Sellers to consummate the Completion is subject to the satisfaction of the following conditions precedent:

         (i) no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement. No court or governmental entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such law, order, injunction or decree;

         (ii) all necessary governmental consents to the transaction pursuant to any applicable national competition rules shall have been obtained, all required notifications to governmental organisations shall have been made and all waiting periods with respect thereto shall have expired.

12.3 The Parties shall use all reasonable endeavours to fulfil the aforesaid conditions precedent and shall notify the other Parties immediately upon becoming aware of the satisfaction of such conditions. The Completion of the transactions contemplated by this Agreement shall take place (a) on 23 May 2001 at the offices of Stibbe in Amsterdam or
         (b) at such other place and time and/or on such other date as the parties may agree in writing.

12.4 The Party to whose benefit the conditions precedent are made shall be entitled to waive, to such extent as it thinks fit, the conditions mentioned in clauses 12.1 and 12.2. If the conditions in the clauses
         12.1 and 12.2 have not been satisfied or waived (as the case may be), this Agreement may be terminated pursuant to clause 13.1 and shall thereafter have no further effect.

CLAUSE 13         -        TERMINATION

13.1 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Completion as follows:

         (a)   by mutual written consent of the Purchaser and the Sellers;

         (b) by either the Purchaser or the Sellers, if Completion shall not have occurred on or before 31 July 2001; provided, however, that the right to terminate this Agreement under this clause 13.1 (b) shall not be available to the Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of Completion to occur on or before such date.

13.2     In the event of termination of this Agreement pursuant to clauses 6.1,
         7.3 or 13.1, this Agreement shall have no further effect and there shall be no liability under this Agreement on the part of the Purchaser or the Sellers and all rights and obligations of each Party hereto shall cease; provided, however, that nothing in this Agreement shall relieve any Party from liability for willful (OPZETTELIJK) breach of any of its representations and warranties or the willful breach of any covenants or agreements set forth in this Agreement, any liability under clause 7.3 or the obligation to pay the Termination Fee (defined below) in accordance with clause 13.3. In addition, the obligations of the Parties arising from clauses 11.7 and 11.8 will remain in full force and will not be affected in any manner if this Agreement is terminated.

13.3 Notwithstanding the provisions of clause 13.2, the Parties agree that if the Agreement is terminated because the condition precedent contained in clause 12.1 (i) has not been satisfied or waived, the Purchaser shall pay the Company a Termination Fee in the amount set forth in the next sentence; provided, however, that the Purchaser shall not be liable to pay the Termination Fee if (i) an adverse change at the Company has caused the condition precedent in clause 12.1 (i) not to be fulfilled; (ii) the commitment letter referred to in clause 12.1
         (i) has expired in accordance with its terms because the Completion Date has been delayed as a result of the Company's or any Seller's failure to fulfill its obligations under this Agreement; (iii) the Sellers are in material breach of any of their Representations and Warranties and covenants set forth in this Agreement or (iv) Completion cannot occur or has been delayed because the Company or the Sellers have not otherwise fulfilled their obligations under this Agreement. The Termination Fee payable under this Agreement shall be (x) Euro 5,000,000 in the event that on 23 May 2001 all of the Completion matters set forth in clause 7.1 and the condition precedent contained in clause 12.1 (iii) shall have been satisfied and (y) Euro 1,500,000 in the event that any such Completion matter or such condition precedent shall not have been satisfied on 23 May 2001.

CLAUSE 14         -        MISCELLANEOUS

14.1 Subject to the terms and conditions of this Agreement, each of the Sellers and the Purchaser agrees to use all reasonable endeavors in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end.

14.2 The Sellers agree that upon reasonable prior notice and subject to applicable laws relating to the exchange of information, and in a manner so as to not interfere with the normal business operations of the pertinent Group Company, they shall afford the Purchaser and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period from the date hereof to the Completion to the books, records, officers, employees, agents, properties, offices and other facilities of the pertinent Group Company as the Purchaser (or any such representative) may reasonably request.

14.3 This Agreement including the Schedules hereto (including without limitation the Earn-out Agreement) contain the entire Agreement among the Parties with respect to the purchase and sale of the Shares and this Agreement supersedes all earlier agreements, either verbally or in writing, between the Parties.

14.4 The Schedules and the Annexes to this Agreement form an integral part of this Agreement. Any references to this Agreement include a reference to the aforesaid Schedules and Annexes and vice versa.

14.5 This Agreement can only be amended by a written agreement of the Parties.

14.6 Each of the Sellers and the Purchaser shall sign all documents and execute all other instruments and undertake and perform all acts necessary for the fulfillment of its obligations arising from this Agreement.

14.7 Liz may assign its rights under this Agreement, either wholly or partly, to (one of) its subsidiaries or participations, provided, that each of Liz Claiborne 2 B.V. and LCI Acquisition U.S., Inc. may assign its rights and/or transfer its obligations to (one of) Liz's subsidiaries or participations and/or procure that (one of) its subsidiaries or participations substitute(s) any of Liz Claiborne 2 B.V. and LCI Acquisition U.S., Inc. as a Party to this Agreement.

14.8 If any provision of this Agreement should be invalid or in any other way non-binding, such invalidity or non-binding status shall in no way affect the validity of the other provisions of this Agreement. In such event the Parties shall after mutual consultation as well as in the spirit of this Agreement amend such provision insofar as it is necessary by replacing the provision that is invalid or non-binding by a provision which resembles the invalid or non-binding provision as closely as possible and which is valid and binding.

14.9 Any notice required to be delivered to the Parties pursuant to this Agreement shall be in writing and sent by regular mail, by telefax or telegram to the addresses set forth below:

         To the Purchaser:

         Name:                     Liz Claiborne, Inc.
         Address:                  1441 Broadway
                                   New York, NY 10018
                                   U.S.A.
         For the attention of:     General Counsel
         Telephone:                +1 212 626 3231
         Telefax:                  +1 212 626 5746

         With copies to:
         Name:                     Paul, Weiss, Rifkind, Wharton & Garrison
         Address:                  1285 Avenue of Americas
                                   New York, NY 10019
                                   U.S.A.
         To the attention of:      Mr Robert Schumer, Esq.
         Telephone:                +1 212 373 3000
         Telefax:                  +1 212 757 3990

         Name:                     Stibbe
         Address:                  PO Box 75640
                                   1070 AP Amsterdam
                                   The Netherlands
         To the attention of:      Mr Joost van Lanschot
         Telephone:                +31 20 546 0356
         Telefax:                  +31 20 546 0861

         To the Sellers:

         IF TO AMEX:
         Address:                  Buurtweg 11
                                   2244 AA  Wassenaar
                                   The Netherlands
         Attention:                Mr Rattan Chadha
         Telephone:                +31 70 - 514 02 33
         Telefax:                  +31 70 - 517 97 50

         IF TO MOVEMENT:
         Address:                  Smidtswater 15
                                   2514 BW  The Hague
                                   The Netherlands
         Attention:                Mr Anil Advaney
         Telephone:                +31 70 - 363 14 14
         Telefax:                  +31 70 - 345 55 02

         IF TO HOUSEVIEW:
         Address:                  Moonbeam Terrace
                                   6th floor B-2
                                   2 Alnwick road
                                   Kowloon Tong
                                   Kowloon
                                   Hong Kong
         Attention:                Mr Horatio Ho
         Telephone:                +852 23 37 76 79
         Telefax:                  +852 23 35 16 79

         IF TO CCIEL:
         Address:                  1 Penns Way
                                   Operations 1 Building
                                   Newcastle
                                   Delaware, 19720
                                   USA
         Attention:                Mr Chad Jones
         Telephone:                +1 302 323 57 54
         Telefax:                  +1 302 323 31 35

         IF TO CINL:
         Address:                  200 Alders Gate Street
                                   London EC1A 4JJ
                                   England
         Attention:                Mr Jeremy Conway
         Telephone:                +44 207 600 10 00
         Telefax:                  +44 207 600 55 55

         IF TO STICHTING MEXX:
         Address:                  Adams Management Services
                                   Kabelweg 42a
                                   1014 BB  Amsterdam
                                   The Netherlands
         Attention:                Mr Luuts Feenstra
         Telephone:                +31 20 - 626 25 35
         Telefax:                  +31 20 - 624 77 11

         IF TO MEHTA:
         Address:                  Acacialaan 2
                                   2243 BW  Wassenaar
                                   The Netherlands
         Telephone:                +31 70 - 517 91 71
         Telefax:                  +31 70 - 517 63 35

         IF TO ARORA:
         Address:                  Koekoekslaan 4
                                   2243 AT  Wassenaar
                                   The Netherlands
         Telephone:                +31 70 - 511 13 18
         Telefax:                  +31 70 - 514 18 75

         IF TO OUWENDIJK:
         Address:                  Wilhelminaplein 7
                                   2243 HE  Wassenaar
                                   The Netherlands
         Telephone:                +31 70 - 511 73 92
         Telefax:                  +31 70 - 514 12 90

         To the Company:

         Name:                     MEXX Group B.V.
         Address:                  Leidseweg 219
                                   2253 AE Voorschoten
                                   The Netherlands
         For the attention of:     Mr R. Chadha
         Telephone:                +31 71 579 7111
         Telefax:                  +31 71 579 7452
         or to such other address or representative as a Party may notify the other Parties of in the manner set forth above. Of every notice a copy shall be sent at the same time to the fax number of the other Party. A statement which does not comply with this clause shall have no effect. This clause shall also apply to notices given in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

14.10 Each of the Sellers and the Purchaser shall bear its own costs and expenses (including in respect of legal, accounting and investment banking fees) made or incurred with respect to this Agreement; provided that the Company shall pay the fees payable to Credit Suisse First Boston in an amount not to exceed Euro 4.25 million.

14.11 Each of the Parties explicitly waives all its rights to rescind (ONTBINDEN) or avoid (VERNIETIGEN) this Agreement after Completion.

14.12 No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder, in the event of a Breach by any Party, shall operate as a general waiver of that right under this Agreement.

14.13 This Agreement may be executed in any number of counterparts, each of which when executed shall be an original but all the counterparts together shall constitute one and the same instrument.

14.14 This Agreement and the rights and obligations arising from it shall be governed by and construed in accordance with the laws of the Netherlands.

14.15 All disputes arising out of or in connection with this Agreement or the legal relationships established thereby, shall be - unless any imperative rule of law dictates otherwise - finally settled in accordance with the Arbitration Rules of the Netherlands Arbitrations Institute (NEDERLANDS ARBITRAGE INSTITUUT). The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be in the Netherlands. The arbitral procedure shall be conducted in the English language.



                [remainder of this page intentionally left blank]

THUS signed and executed on the day and year first above written,


LIZ CLAIBORNE, INC.                     LCI ACQUISITION U.S., INC.

/s/ Michael Scarpa                      /s/ Michael Scarpa
-----------------------------           -----------------------------
By:     Michael Scarpa                  By:     Michael Scarpa
Title:  Vice President, Chief           Title:  Vice President, Chief
        Financial Officer                       Financial Officer

LIZ CLAIBORNE 2 BV

/s/ Michael Scarpa
-----------------------------
By:     Michael Scarpa
Title:  Vice President, Chief
        Financial Officer


AMEX HOLDING B.V.                       STICHTING ADMINISTRATIEKANTOOR MEXX

/s/ K. R. Chadha                        /s/ A. Mehta
-----------------------------           -----------------------------
By:     K. R. Chadha                    By:     A. Mehta
Title:                                  Title:


MOVEMENT TRADING B.V.                   HOUSEVIEW LIMITED

/s/ Anil Advaney                        /s/ K. R. Chadha
-----------------------------           -----------------------------
By:     Anil Advaney                    By:     K. R. Chadha
Title:  Director                        Title:


CCIEL                                   CINL

/s/ K. van Rappard                      /s/ K. van Rappard
-----------------------------           -----------------------------
By:     K. van Rappard                  By:     K. van Rappard
Title:  Authorized Representative       Title:  Authorized Representative

MR A. ADVANEY                           MR R. CHADHA

/s/ A. Advaney                          /s/ R. Chadha
-----------------------------           -----------------------------


MR A. MEHTA                             MR S. ARORA

/s/ A. Mehta                            /s/ S. Arora
-----------------------------           -----------------------------


MR H. HO                                MR J.A.M. OUWENDIJK

/s/ H. Ho                               /s/ J. A. M. Ouwendijk
-----------------------------           -----------------------------


MR P.K. SEN SHARMA

/s/ P. K. Sen Sharma
-----------------------------


For its agreement and acknowledgement with the provisions of this Agreement,


MEXX GROUP B.V.

/s/ K. R. Chadha
-----------------------------
By:     K. R. Chadha
Title:  Director